DATED:         2022

GS WYVERN HOLDINGS LIMITED

AND

CANADA PENSION PLAN INVESTMENT BOARD

AGREEMENT FOR THE SALE AND PURCHASE

OF

DEPOSITARY RECEIPTS REPRESENTING CLASS A ORDINARY SHARES AND CLASS C ORDINARY SHARES

IN RENEW ENERGY GLOBAL PLC

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	SALE AND PURCHASE	4
3.	CONSIDERATION	5
4.	EXCHANGE AND COMPLETION	5
5.	WARRANTIES	6
6.	LIMITATIONS ON LIABILITY	6
7.	BUYER ACKNOWLEDGEMENTS	7
8.	SELLER ACKNOWLEDGEMENTS	7
9.	QUALIFYING FINANCIAL CONTRACT	8
10.	NO SET OFF, DEDUCTION OR COUNTERCLAIM	8
11.	CONFIDENTIALITY AND ANNOUNCEMENTS	8
12.	ASSIGNMENT	9
13.	ENTIRE AGREEMENT	9
14.	SEVERABILITY	10
15.	VARIATION, RELEASE AND WAIVER	10
16.	CONTRACTS (RIGHTS OF THIRD PARTIES)	10
17.	COSTS	10
18.	WITHHOLDING	11
19.	NOTICES	11
20.	COUNTERPARTS	12
21.	GOVERNING LAW AND JURISDICTION	12
22.	PROCESS AGENT	13
Schedule 1 SELLER’S OBLIGATIONS		14
Schedule 2 BUYER’S COMPLETION OBLIGATIONS		15
Schedule 3 SELLER WARRANTIES		16
Schedule 4 BUYER WARRANTIES		19

THIS AGREEMENT is dated        2022

PARTIES

(1)	GS WYVERN HOLDINGS LIMITED, a company organized under the laws of Mauritius, having its principal office at c/o Intercontinental Trust Ltd., Level 3, Alexander House, 35 Cybercity, Ebene, Mauritius (Seller); and

(2)	CANADA PENSION PLAN INVESTMENT BOARD, a Canadian crown corporation organized under the Canada Pension Plan Investment Board Act, 1997, c.40 and having its registered office at One Queen Street East Suite 2500, Toronto, Ontario, M5C 2W5, Canada (Buyer).

BACKGROUND

(a)	The Seller is the legal and beneficial owner of 34,133,476 certificated depositary receipts (ReNew Class A Depositary Receipts) each of which represents one class A ordinary share, par value $0.0001 (Class A Share), and 118,363,766 certificated depositary receipts (ReNew Class C Depositary Receipts) each of which represents one class C ordinary share, par value $0.0001 (Class C Share), in each case, in the capital of ReNew Energy Global plc, a public company limited by shares incorporated in England and Wales with registered number 13220321 and having its registered office at C/O Vistra (UK) Ltd, 3rd Floor, 11-12 St. James’s Square, London, England, SW1Y 4LB (the Company).

(b)	The Seller has agreed to sell, and the Buyer has agreed to purchase, 18,000,000 ReNew Class A Depositary Receipts (A Depositary Receipts) and 3,400,000 ReNew Class C Depositary Receipts (C Depositary Receipts) constituted by a deposit agreement between the Company, CPU and the holders of depositary receipts in respect of shares in the Company from time to time dated 20 August 2021 (the Deposit Agreement, and the A Depositary Receipts and the C Depositary Receipts together, the Depositary Receipts) on the terms and conditions set out in this Agreement (Sale).

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words, expressions and abbreviations apply in this Agreement (including the Background):

Affiliate	means, in relation to any party, any person that, directly or indirectly, Controls, is Controlled by or is under common Control with such party, through one or more intermediaries or otherwise (excluding, for the avoidance of doubt and in the case of each of the Seller and the Buyer, the Company and its Controlled Affiliates).

Business Day	means a day (other than Saturday or Sunday) on which banks in the City of London, England; New York, New York; Port Louis, Mauritius; and Toronto, Canada are customarily open for business.
Buyer Warranties	means the warranties and undertakings set out in Schedule 4.
Claim	means any claim for a breach of, or under, or in connection with, this Agreement.
Completion	means completion of the Sale in accordance with this Agreement.
Completion Date	has the meaning given to such phrase in Clause 4.4.
Consideration	means the amount payable for the Depositary Receipts in accordance with Clause 3 and this Agreement.
Control	means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a person (and the terms Controlled by and under common Control with shall have a corresponding meaning).
CPU	Computershare Trust Company, N.A.
CPU Condition	has the meaning given to such phrase in Clause 4.2.
Encumbrance	means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.
Fundamental Warranty	means the warranties set out in paragraphs 1 through 7 and paragraph 14 of Schedule 3.
IT Act	has the meaning given to such phrase in paragraph 15 of Schedule 3.
Legal Requirement	has the meaning given to such phrase in Clause 11.2(c).
Public Information	has the meaning given to such phrase in paragraph 9 of Schedule 3.
QIB	means a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

Registration Rights Agreement	means the registration rights, coordination and put option agreement dated 23 August 2021 between the Seller, the Company, ReNew Power Private Limited, RMG Sponsor II, LLC, the Buyer, Platinum Hawk C 2019 RSC Limited, GEF SACEF India, JERA Power RN B.V., Mr. Sumant Sinha, Cognisa Investment and Wisemore Advisory Private Limited.
Sanctions	means any sanctions or embargoes and/or restrictive measures administered or imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. State Department, any other agency of the U.S. government, the United Nations, the European Union or the United Kingdom.
Securities Act	means the Securities Act of 1933, as amended.
Seller’s Bank Account

means the following bank account of the Seller:

Beneficiary Account Number: 080-108327-020
Beneficiary Name: GS Wyvern Holdings Limited
Beneficiary Bank: HSBC Bank (Mauritius) Limited 6th Floor, HSBC Centre, 18 Cybercity, Ebene, Mauritius
SWIFT: HSBCMUMUOBU
Correspondence Details: HSBC Bank USA, New York
SWIFT: MRMDUS33.

Seller Warranties	means the warranties and undertakings set out in Schedule 3.
Tax Warranty	means the warranty set out in paragraph 15 of Schedule 3.
Transaction Documents	means this Agreement and any other documents in the agreed form.
U.S. Special Resolution Regime	means each of the Federal Deposit Insurance Act (12 U.S.C. §§ 1811–1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. §§ 5381–5394) and the regulations promulgated thereunder.
1.2	In this Agreement:

(a)	Clause, Schedule and paragraph headings will be disregarded in its construction;

(b)	unless the context otherwise requires, a reference to a Clause or Schedule is to the relevant clause of, or schedule to, this Agreement, and any reference to a paragraph is to a paragraph of the Schedule in which it appears;

(c)	the Schedules form part of this Agreement and have effect as if set out in full in its body;

(d)	unless the context otherwise requires, words in the singular include the plural and the plural include the singular and reference to one gender includes all genders;

(e)	any reference to a party is to a party to this Agreement and includes a reference to that party’s successors and permitted assigns;

(f)	a reference to a person includes any individual, company, firm, partnership, unincorporated association, organisation, foundation, trust, government, state or agency of a state, in each case whether or not having separate legal personality;

(g)	a reference to a company includes any company, corporation or other body corporate, wherever and however incorporated or established;

(h)	a reference to a statute, enactment, statutory provision, subordinate legislation, EU directive or regulation, code or guideline includes a reference, in each case, to:

(i)	any consolidation, re-enactment, modification or replacement of it; and

(ii)	any subordinate legislation made under it from time to time;

(i)	except in relation to the calculation of periods of time, any reference to the terms including and include (or any similar term) is not to be construed as implying any restriction on the meaning of any word, description, definition, phrase or term preceding those terms, and any reference to the term other (or any similar term) is not to be construed as implying any restriction on the meaning of any word, description, definition, phrase or term following that term;

(j)	a reference to a document being in the agreed form or similar will be construed to mean in a form agreed between the parties (whether electronic or hard-copy) and initialled by a representative of each of the parties for the purposes of identification or agreed in writing as being in agreed form by them or on their behalf;

(k)	any reference to writing or written includes any method of reproducing words or text in legible, permanent and tangible form; and

(l)	any reference to USD or $ is to the lawful currency of the United States as at the date of this Agreement.

2.	SALE AND PURCHASE

2.1	At Completion, the Seller shall sell full legal and beneficial title to the Depositary Receipts to the Buyer free and clear from all Encumbrances and third party claims of any nature whatsoever and together with all rights attaching to them and the Buyer shall purchase the Depositary Receipts, on the terms and conditions of this Agreement. The Buyer acknowledges and agrees that the Depositary Receipts are subject to restrictions under applicable securities laws and takes the Depositary Receipts subject to the Deposit Agreement and the Registration Rights Agreement.

2.2	Subject to Completion having occurred, the Buyer shall be entitled to all rights and advantages accruing to the Depositary Receipts including dividends, distributions and any return of capital declared, paid or made in respect of the Depositary Receipts, in each case on or after Completion.

3.	CONSIDERATION

The amount payable for the Depositary Receipts shall be $6.50 per A Depositary Receipt and $6.50 per C Depositary Receipt, being $139,100,000 in the aggregate which will be paid in USD in accordance with Clause 4.5 and Schedule 2.

4.	EXCHANGE AND COMPLETION

4.1	On signing of this Agreement (or at such other time as is specified in Schedule 1), the Seller shall perform its obligations and deliver, or procure the delivery of, each of the documents listed in Schedule 1.

4.2	Completion shall be conditional upon CPU confirming by email to the Buyer and the Seller that it has received the documents and information from the Seller necessary to amend the registers of holders of ReNew Class A Depositary Receipts and ReNew Class C Depositary Receipts to reflect the Sale (the CPU Condition).

4.3	Between signing of this Agreement and Completion: (a) the Seller shall use reasonable endeavours to provide CPU with any information and documents in its possession or under its control and any assistance as may be reasonably required by CPU in connection with satisfying the CPU Condition; and (b) the Buyer shall use reasonable endeavours to provide CPU with any information and documents in its possession or under its control and assistance which may be required in connection with the updating of the register contemplated by clause 4.5(a).

4.4	Completion shall take place two Business Days after the date on which the CPU Condition has been satisfied or such other date as the parties shall agree in writing (Completion Date).

4.5	Completion shall occur upon (a) CPU sending to the Buyer and the Seller a screenshot of the registers in respect of ReNew Class A Depositary Receipts and ReNew Class C Depositary Receipts updated in respect of the Sale; (b) the Buyer having performed its obligations listed in Schedule 2; and (c) the Seller having received the Consideration in the Seller Bank Account.

4.6	The Seller shall:

(a)	no later than 15 Business Days following Completion, provide the Buyer with a report issued by Deloitte Touche Tohmatsu, on a reliance basis and in a form reasonably acceptable to the Buyer, confirming that prior to the Completion Date the Seller has not received any notice in connection with any proceedings or demands which may be pending or to the knowledge of the Seller, threatened against the Seller under the IT Act that will result in, or would reasonably be expected to result in, the transfer of Depositary Receipts being adversely impacted or declared void as per Section 281 of the IT Act; and

(b)	following Completion, make appropriate income-tax return filings in India within the time period prescribed under, and in accordance with, the IT Act, disclosing the transaction in a manner that is consistent with this Agreement.

5.	WARRANTIES

5.1	The Seller warrants to the Buyer that each of the warranties by the Seller in Schedule 3 is true, accurate in all respects and not misleading at the date of this Agreement and at the Completion Date.

5.2	The Buyer warrants to the Seller that each of the warranties by the Buyer in Schedule 4 is true, accurate in all respects and not misleading at the date of this Agreement and at the Completion Date.

5.3	Each of the warranties provided by each of the Seller and the Buyer is separate and independent and except as expressly otherwise provided in this Agreement, shall not be limited by reference to any other warranty or anything in this Agreement.

6.	LIMITATIONS ON LIABILITY

6.1	The maximum aggregate liability of the Seller in respect of:

(a)	all claims in respect of the Tax Warranty shall not exceed $20,000,000; and

(b)	all Claims shall not exceed the Consideration received by it.

6.2	The Seller shall not be liable in respect of:

(a)	any claim in respect of the Tax Warranty or any Fundamental Warranty, unless written notice of such claim has been given to the Seller by or on behalf of the Buyer by no later than the date which falls three years after the Completion Date; and

(b)	any other Claim, unless written notice of such Claim has been given to the Seller by or on behalf of the Buyer by no later than the date that is 12 months after the Completion Date.

6.3	Any Claim against the Seller will (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within three months of notification of the Claim to the Seller.

6.4	None of the limitations contained in this Clause 6 will apply to any Claim if any liability of the Seller in respect of that Claim arises from, or is increased as a result of, fraud or fraudulent misrepresentation on the part of the Seller.

6.5	The rights and remedies of the Buyer under this Agreement with respect to the warranties and undertakings given in Schedule 3 shall not be affected by Completion and shall survive delivery of and payment for the Depositary Receipts. The rights and remedies of the Seller under this Agreement with respect to the warranties and undertakings given in Schedule 4 shall not be affected by Completion and shall survive delivery of and payment for the Depositary Receipts.

7.	BUYER ACKNOWLEDGEMENTS

7.1	The Buyer acknowledges and agrees that:

(a)	except pursuant to any Legal Requirement, the Buyer shall not use the name of the Seller or any of its Affiliates without obtaining the prior written consent of the Seller or the relevant Affiliate (as applicable);

(b)	except pursuant to any Legal Requirement, the Buyer shall not, without the prior written consent of the Seller or the relevant Affiliate of the Seller (as applicable), in each instance, (i) use in advertising, publicity or otherwise the name of the Seller or any of its Affiliates, or any partner or employee of the Seller or any of its Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Seller or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Buyer or the Company has been approved or endorsed by the Seller or any of its Affiliates;

(c)	nothing in this Agreement or any other Transaction Document shall create a fiduciary duty of the Seller or any of their respective Affiliates to the Buyer or any of its Affiliates; and

(d)	(i) the Buyer will not hold or seek to hold the Seller or any of its Affiliates responsible or liable for any misstatements in or omissions from any publicly available information concerning the Company, including the Public Information or any information made available to the Buyer either prior to entry into this Agreement or prior to Completion; and (ii) the Buyer will not hold or seek to hold the Seller, any of its Affiliates or any of its or their respective control persons, officers, directors or employees responsible or liable in connection with its analysis or decision to purchase the Depositary Receipts.

8.	SELLER ACKNOWLEDGEMENTS

8.1	The Seller acknowledges and agrees that, except as may be required by any Legal Requirement:

(a)	the Seller shall not use the name of the Buyer or any of its Affiliates without obtaining the prior written consent of the Buyer or the relevant Affiliate (as applicable);

(b)	the Seller shall not, without the prior written consent of the Buyer or the relevant Affiliate of the Buyer (as applicable), in each instance, (i) use in advertising, publicity or otherwise the name of the Buyer or any of its Affiliates, or any partner or employee of the Buyer or any of its Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by the Buyer or any of its Affiliates, or (ii) represent, directly or indirectly, that any product or any service provided by the Seller or the Company has been approved or endorsed by the Buyer or any of its Affiliates;

(c)	nothing in this Agreement or any other Transaction Document shall create a fiduciary duty of the Buyer or any of its Affiliates to the Seller or any of its Affiliates; and

(d)	(i) the Seller will not hold or seek to hold the Buyer or any of its Affiliates responsible or liable for any misstatements in or omissions from any publicly available information concerning the Company, including the Public Information or any information made available to the Seller either prior to entry into this Agreement or prior to Completion; and (ii) the Seller will not hold or seek to hold the Buyer, any of its Affiliates or any of its or their respective control persons, officers, directors or employees responsible or liable in connection with its analysis or decision to sell the Depositary Receipts.

9.	QUALIFYING FINANCIAL CONTRACT

In the event that the Seller becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) from the Seller will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement (and any such interest, obligation and property) were governed by the laws of the United States or a state of the United States.

10.	NO SET OFF, DEDUCTION OR COUNTERCLAIM

The Buyer shall make payment under this Agreement in full free of any set-off, claim, deduction, diminution, reduction or retention (Deduction) of any kind or nature. Without limitation to the foregoing, the Buyer waives and relinquishes any right of Deduction which the Buyer might otherwise have in respect of any Claim against or out of any payments which the Buyer may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or any of the other Transaction Documents. This Clause shall be without prejudice to Clause 18 which shall apply in respect of any withholding or deduction for or on account of tax.

11.	CONFIDENTIALITY AND ANNOUNCEMENTS

11.1	Each party undertakes that it will keep confidential at all times after the date of this Agreement, and not directly or indirectly reveal, disclose or use for its own or any other purposes, any information received or obtained as a result of entering into or performing, or supplied by or on behalf of the other party in the negotiations leading to, this Agreement and which relates to:

(a)	the negotiations relating to this Agreement or any other Transaction Document;

(b)	the subject matter or provisions of this Agreement or any other Transaction Document; or

(c)	the other party.

11.2	The prohibition in Clause 11.1 does not apply to any disclosure by a party:

(a)	if the information was in the public domain before it was received by the party or, after it was received by the party, entered the public domain otherwise than as a result of (i) a breach by that party of this Clause 11 or (ii) a breach of a confidentiality obligation by the discloser, where the breach was known to the disclosing party;

(b)	to its Affiliates and its and their respective employees, officers and directors, current or prospective partners, co-investors, financing sources, transferees or bankers, lenders, accountants, legal counsels, business partners, representatives or advisors who need to know such information as such party deems appropriate, in each case only where such persons or entities are under appropriate non-disclosure obligations;

(c)	pursuant to any law, regulation, legal process, subpoena, civil investigative demand (or similar process), order, statute, rule, request or other legal or similar requirement made, promulgated or imposed by a court or by a judicial, governmental, regulatory, self-regulatory (including stock exchange) or legislative body, organization, commission, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents) (together with the circumstances specified in Clause 11.2(d), Legal Requirement);

(d)	as required or requested to be disclosed to any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal which has jurisdiction in respect of the disclosing party as such party deems appropriate; or

(e)	where the disclosure is approved in writing by the party providing the information referred to in Clause 11.1.

11.3	Except where required in order to comply with an applicable Legal Requirement, no party will make any press release or other public disclosure or announcement in connection with the transactions contemplated by this Agreement except with the prior written consent of the other party.

12.	ASSIGNMENT

Neither party will be entitled to assign, transfer, charge or deal in any way with the benefit of, or any of its rights under or interest in, this Agreement without the prior written consent of the other party.

13.	ENTIRE AGREEMENT

13.1	The Transaction Documents contain the whole agreement between the parties relating to their subject matter to the exclusion of any terms implied by law which may be excluded. All previous drafts, agreements, understandings or arrangements of any nature whatsoever between the parties (or any of them) relating to the subject matter of any of the Transaction Documents are superseded and extinguished.

13.2	Each party acknowledges that, in entering into this Agreement and each of the other Transaction Documents, it is not relying on any statement, warranty, representation, covenant, promise or undertaking whatsoever, whether written or oral, made before its entry into this Agreement.

13.3	Nothing in this Clause 13 shall exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation.

14.	SEVERABILITY

If any provision of this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, such provision will, to that extent, be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement will not be affected.

15.	VARIATION, RELEASE AND WAIVER

15.1	No variation of this Agreement will be effective unless it is in writing and signed by or on behalf of each of the parties.

15.2	Any liability to any party under this Agreement may be released, compounded or compromised in whole or in part without in any way prejudicing that party’s rights against any other party under the same or like liability, whether joint and several or otherwise.

15.3	Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any such waiver will not be deemed to be a waiver of any subsequent breach and will be effective only for the purpose for which it is given.

15.4	No failure of any party to exercise, nor delay in exercising, any right, power or remedy in connection with this Agreement (Right) will operate as a waiver of that Right, nor will any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right.

16.	CONTRACTS (RIGHTS OF THIRD PARTIES)

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third parties) Act 1999 to enforce any of its terms.

17.	COSTS

17.1	Except as otherwise stated in this Agreement, each party will be responsible for its own costs, charges and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement, any other Transaction Document and all other agreements forming part of the transactions contemplated by this Agreement.

17.2	All stamp, transfer and registration taxes, duties and charges and all (if any) notarial fees payable in connection with the sale of the Depositary Receipts shall be paid by the Buyer.

18.	WITHHOLDING

In reliance on the Tax Warranty, all sums payable under this Agreement shall be made in full without any set-off or counterclaim and free and clear of any deductions or withholdings for or on account of tax. It is hereby confirmed by the parties that, in reliance on the Tax Warranty, the Buyer is not withholding any tax under the provisions of Indian tax law on the payment of the Consideration.

19.	NOTICES

19.1	Any notice or other communication from one party (Sender) to another party (Recipient) under this Agreement must be in writing and be addressed to the Recipient using the details below (and each party will promptly notify the other in writing of any change to its details for service):

Seller:

GS Wyvern Holdings Limited
c/o Intercontinental Trust Ltd.
Level 3, Alexander House
35 Cybercity, Ebene, Mauritius
Attention: Mr. Teddy Lo Seen Chong
Email: teddylo@intercontinentaltrust.com

with a required copy (which copy shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
2 London Wall Place
London, EC2Y 5AU
United Kingdom
Attention: Sam Bagot and Nallini Puri
Email: sbagot@cgsh.com; npuri@cgsh.com

Buyer:

Canada Pension Plan Investment Board

One Queen Street East Suite 2500

Toronto, Ontario, M5C 2W5

Canada

Attention: Bill Rogers and Kavita Saha

Email: legalnotice@cppib.com

with a required copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell London LLP

5 Aldermanbury Square

London EC2V 7HR

United Kingdom

Attention: Leo Borchardt and Simon Witty

Email: Leo.Borchardt@davispolk.com; Simon.Witty@davispolk.com

19.2	Notices must be delivered personally, sent by email or sent by a reputable tracked delivery service (charges prepaid) with confirmation of receipt required.

19.3	Any notice will be deemed to have been received:

(a)	if delivered personally, at the time and date of delivery shown on the delivery receipt kept by the Sender;

(b)	at 9.00 am on the fifth Business Day from the date of posting (such date as evidenced by proof of postage kept by the Sender) or, if earlier, on receipt by the Recipient (where the Sender can evidence such receipt); and

(c)	if delivered by email, at the time of transmission when e-mailed, provided that receipt shall not occur if the Sender receives an automated message indicating that the message has not been delivered to the Recipient.

19.4	If the deemed time of receipt would occur outside the hours of 9.00 am to 5.30 pm on a Business Day, the notice will be deemed received at 9.00 am on the next Business Day.

19.5	This Clause 19 does not apply to the service of proceedings or other documents in any judicial proceeding.

19.6	Reference in this Clause 19 to times of the day are to those times in the location of receipt.

20.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts, and by the parties on separate counterparts, all of which when duly executed and delivered will together constitute one and the same instrument.

21.	GOVERNING LAW AND JURISDICTION

21.1	This Agreement and any non-contractual rights and obligations arising out of or in connection with it will be governed by and construed in accordance with English law.

21.2	Each of the parties irrevocably:

(a)	agrees that the English courts will have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement (including any non-contractual rights and obligations) and the documents to be entered into pursuant to it and, accordingly, that proceedings arising out of or in connection with this Agreement will be brought in such courts; and

(b)	submits to the jurisdiction of such courts and waives any objection to proceedings being brought in any such court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

22.	PROCESS AGENT

22.1	The Seller irrevocably appoints Goldman Sachs International of GS Wyvern Holdings Limited, c/o Goldman Sachs International, Plumtree Court, 25 Shoe Lane, London, EC4A 4AU, Attn: Asset Management Division, as its agent to receive and acknowledge on its behalf service of any proceedings in England and Wales arising out of or in connection with this Agreement and undertakes not to revoke the authority of such agent. Such service will be deemed completed on delivery to that agent (whether or not it is forwarded to and received by its principal). If for any reason such agent ceases to be able to act as agent or no longer has an address in England and Wales, the Seller will, as soon as practicable, appoint a substitute and notify the Buyer in writing of the substitute agent’s name and address in England and Wales. Until any party receives such notification, it will be entitled to treat the agent named above as the agent of the Seller for the purposes of this Clause 22.

22.2	The Buyer irrevocably appoints Canada Pension Plan Investment Board of 40 Portman Square, London W1H 6LT, Attn: Bill Rogers and Kavita Saha, with a copy to legalnotice@cppib.com, as its agent to receive and acknowledge on its behalf service of any proceedings in England and Wales arising out of or in connection with this Agreement and undertakes not to revoke the authority of such agent. Such service will be deemed completed on delivery to that agent (whether or not it is forwarded to and received by its principal). If for any reason such agent ceases to be able to act as agent or no longer has an address in England and Wales, the Buyer will, as soon as practicable, appoint a substitute and notify the Seller in writing of the substitute agent’s name and address in England and Wales. Until any party receives such notification, it will be entitled to treat the agent named above as the agent of the Buyer for the purposes of this Clause 22.

Schedule 1

SELLER’S OBLIGATIONS

1.	Prior to the date that is eight Business Days following the date of this Agreement, the Seller will:

(a)	courier with a reputable tracked delivery service to CPU at Computershare, 462 South 4th Street, Suite 1600, Louisville, KY 40202, or deliver in person to CPU at Computershare 118 Fernwood Avenue Edison, NJ 08837 the following documents:

(i)	the original completed depositary receipt transfer forms in the form provided by CPU (Transfer Forms) instructing CPU to transfer the Depositary Receipts to the Buyer;

(ii)	the original certificates representing the ReNew Class A Depositary Receipts and ReNew Class C Depositary Receipts held by the Seller at the date of this Agreement; and

(iii)	a certificate of incumbency dated within 180 days of the date of this Agreement showing the person signing the Transfer Forms is authorised to transact on behalf of the Seller; and

(b)	notify the Company to instruct CPU to carry over to the Buyer the restrictions to which the Depositary Receipts are subject.

2.	Prior to the date that is seven Business Days following the date of this Agreement, the Seller will deliver to the Buyer: (i) Form 15CB; and (ii) the relevant information required from the Seller for completing Form 15CA under the IT Act.

Schedule 2

BUYER’S COMPLETION OBLIGATIONS

On the Completion Date, the Buyer shall pay, or procure payment, to the Seller’s Bank Account of an amount equal to the Consideration.

Schedule 3
SELLER WARRANTIES

1.	The Seller has been duly incorporated and is validly existing as a corporation under the laws of the place of its incorporation.

2.	The Seller has the requisite capacity, power and authority and has taken all necessary corporate and other actions to authorise the execution, delivery and performance of this Agreement.

3.	This Agreement has been duly executed and delivered by the duly authorised representatives of the Seller, and constitutes a legal, valid, binding agreement, enforceable against the Seller in accordance with its terms.

4.	The execution, delivery and performance of this Agreement by the Seller does not contravene, result in a breach or violation of, or constitute a default under:

(a)	the constitutional documents of the Seller;

(b)	any agreement or contract to which the Seller is a party or by which it is bound; or

(c)	any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Seller.

5.	All consents, orders and approvals, if any, of any regulatory or governmental authority or agency having jurisdiction over the Seller or the transactions contemplated by this Agreement required to be obtained for the execution, delivery and performance of this Agreement by the Seller have been obtained and are in full force and effect.

6.	The Seller is the sole legal and beneficial owner of the Depositary Receipts and has the full right, power and authority to sell and transfer the full legal and beneficial interest in the Depositary Receipts to the Buyer.

7.	The A Depositary Receipts in respect of which the A Depositary Receipts are issued and the C Depositary Receipts in respect of which the C Depositary Receipts are issued are free from any Encumbrances and no person will be entitled to any Encumbrance in relation to any of the Depositary Receipts, subject in each case, to securities law, the terms of the Deposit Agreement and the Registration Rights Agreement. The Seller has not granted to any person an Encumbrance in relation to any of the Class A Shares or the Class C Shares.

8.	The Depositary Receipts have not been offered for sale by any form of “general solicitation” or “general advertising” (within the meaning of Regulation D under the Securities Act) or by any form of “directed selling efforts” (within the meaning of Regulation S under the Securities Act) and the Seller’s sale of such Depositary Receipts is not part of a plan or scheme to evade the registration requirements of the Securities Act.

9.	The Seller acknowledges that (a) the A Depositary Receipts are receipts in respect of Class A Shares which are of the same class as securities admitted to listing on Nasdaq (the Exchange) and that the Company is therefore required to publish certain business and financial information in accordance with the rules and practices of the Exchange and the laws of the United States (together with the information on its website and its press releases and announcements, the Public Information), and that the Seller has had access to such information without undue difficulty and has made such investigation with respect to the Company and the Depositary Receipts, as it deems necessary to make its divestment decision; (b) the Seller has made its own assessment and has satisfied itself concerning the tax, legal, regulatory and financial considerations relevant to its divestment of the Depositary Receipts; (c) the Seller has had a full opportunity to ask questions of and receive answers from the Buyer or any person or persons acting on behalf of the Buyer concerning the terms and conditions of a divestment of the Depositary Receipts; (d) the Seller has made its divestment decision based upon Public Information and its own review, judgment and analysis and not upon any view expressed or information provided by or on behalf of the Buyer or any of its Affiliates; (e) the Seller has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Depositary Receipts to the Buyer; (f) the Seller has not relied and will not rely on the Buyer, any of its Affiliates, or any of its control persons, officers, directors or employees in connection with its analysis or decision to sell the Depositary Receipts (including on any statement, representation or warranty made by any such person, except for, in respect of the Buyer, the warranties given by the Buyer expressly set forth in Schedule 4 of this Agreement (and, with respect to such warranties, subject to any limitations included in this Agreement)), or on any investigation that the Buyer or any of its Affiliates, may have conducted with respect to the Company or the Depositary Receipts, (g) except for the warranties given by the Buyer expressly set forth in Schedule 4 of this Agreement (and, with respect to such warranties, subject to any limitations included in this Agreement), none of the Buyer, any of its Affiliates, or any of its control persons, officers, directors or employees, has made any representation, warranty or recommendation (written or oral), express or implied, with respect to the Company or the Depositary Receipts or the accuracy, adequacy or completeness of any publicly available information, including (without limitation) the Public Information, and neither the Buyer nor any of its Affiliates, accepts or has any responsibility or liability for any of such information; and (h) neither the Buyer nor any of its Affiliates have ultimate authority over any such information, including without limitation any control over its content or whether or how it was or is communicated.

10.	The Seller acknowledges that it and its Affiliates are subject to applicable anti-bribery and anti-corruption laws, rules, and regulations, including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act, as amended (collectively, the Anti-Bribery Laws) and applicable anti-money laundering laws, rules, and regulations, including, without limitation, all applicable jurisdiction and U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the Money Laundering Laws) and, consistent with these applicable laws, has established and maintains adequate policies, procedures and internal controls reasonably designed to ensure compliance with applicable Anti-Bribery Laws and Anti-Money Laundering Laws.

11.	Neither the Seller nor, to the knowledge of the Seller, any director, officer, agent or employee of the Seller is, (a) a person currently the subject of any Sanctions, or (b) located, organised or resident in Crimea, Cuba, Iran, North Korea or Syria (each being a country or territory that is the subject of Sanctions).

12.	No litigation, arbitration or administrative proceedings before any court, arbitration tribunal or competent authority are current or pending or threatened against the Seller which, if adversely determined, might materially affect the execution and performance of the Seller’s obligations under this Agreement.

13.	No person is entitled to any brokerage, finder’s, financial adviser or other similar fee or commission in connection with the transactions contemplated by this Agreement on behalf of the Seller, except to the extent that such fees or commissions are payable by the Seller.

14.	The Seller has not received any notice in connection with any proceedings or demands which may be pending or, to the knowledge of the Seller, threatened against the Seller under the IT Act that will result in, or would reasonably be expected to result in, the transfer of Depositary Receipts pursuant to this Agreement being adversely impacted or declared void as per Section 281 of the IT Act.

15.	In terms of the Indian Income Tax Act, 1961 (IT Act), the cost of acquisition of the Depositary Receipts is higher than the Consideration and no tax arises on the Seller under the IT Act and consequently no obligation to withhold tax by the Buyer on the sale of the Depositary Receipts under this Agreement.

Schedule 4
BUYER WARRANTIES

1.	The Buyer has been duly incorporated and is validly existing as a corporation under the laws of the place of its incorporation.

2.	The Buyer has the requisite capacity, power and authority and has taken all necessary corporate and other actions to authorise the execution, delivery and performance of this Agreement.

3.	This Agreement has been duly executed and delivered by the duly authorised representatives of the Buyer, and constitutes a legal, valid, binding agreement, enforceable against the Buyer in accordance with its terms.

4.	The execution, delivery and performance of this Agreement by the Buyer does not contravene, result in a breach or violation of, or constitute a default under:

(a)	the constitutional documents of the Buyer;

(b)	any agreement or contract to which the Buyer is a party or by which it is bound; or

(c)	any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Buyer or to which the Buyer submits.

5.	All consents, orders and approvals, if any, of any regulatory or governmental authority or agency having jurisdiction over the Buyer or the transactions contemplated by this Agreement required to be obtained for the execution, delivery and performance of this Agreement by the Buyer have been obtained and are in full force and effect.

6.	No person is entitled to any brokerage, finder’s, financial adviser or other similar fee or commission in connection with the transactions contemplated by this Agreement on behalf of the Buyer, except to the extent that such fees or commissions are payable by the Buyer.

7.	The Buyer is either (a) not a U.S. person and is not resident or physically present in the United States (as such terms are defined in Regulation S under the Securities Act) or (b) a QIB and an “Institutional Account” as defined in FINRA Rule 4512(c). Further, if the Buyer is acquiring the Depositary Receipts as a fiduciary or agent for one or more investor accounts, each such account is either (a) not a U.S. person and is not resident or physically present in the United States or (b) a QIB and an “Institutional Account” as defined in FINRA Rule 4512(c), the Buyer has investment discretion with respect to each such account and has the power and authority to make (and do make) the representations, warranties, agreements, undertakings, confirmations and acknowledgments herein on behalf of each such account, including without limitation purchasing the Depositary Receipts.

8.	The Depositary Receipts will be acquired for the Buyer’s own account (or the account of a non-U.S. person or a QIB as to which the Buyer has full investment discretion) for investment purposes, not as a nominee or agent (other than for a non-U.S. person or a QIB as to which the Buyer has full investment discretion), and (subject to the disposition of the Buyer’s property being at all times within the Buyer’s control) not with a view to or in connection with the sale or distribution of any part thereof, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

9.	(a) The Buyer is an institution which has such knowledge and experience in financial and business matters and in buying equity securities such that the Buyer is capable of evaluating the merits and risks of its investment in the Depositary Receipts; (b) the Buyer and any accounts for which it is acting are each able to bear the economic risk of such investment, and are able to sustain a complete loss of its investment in the Depositary Receipts; and (c) the Buyer acknowledges (for itself and for any account for which it is acting) that neither the Seller nor any of its Affiliates is making any recommendations to the Buyer or advising the Buyer regarding the suitability of buying the Depositary Receipts.

10.	The Buyer acknowledges (for itself and for and any account for which it is acting) that the Depositary Receipts, any securities issued in respect of or exchanged for the Depositary Receipts and any securities which such Depositary Receipts represent, will be notated with the following legends:

(a)	“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN SHAREHOLDERS’ AGREEMENT OF RENEW ENERGY GLOBAL PLC, DATED AS OF AUGUST 23, 2021, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b)	Any legend required by the securities laws of any state to the extent such laws are applicable to the Depositary Receipts represented by the certificate, instrument, or book entry so legended.

11.	The Buyer acknowledges (for itself and for and any account for which it is acting) that: (a) there will be no public offering of the Depositary Receipts in the United States; (b) the Depositary Receipts are being offered to the Buyer pursuant to an exemption from or in a transaction not subject to registration under the Securities Act and that the Depositary Receipts have not been and will not be registered under the Securities Act or with any state or other jurisdiction of the United States; and (c) any Depositary Receipts which the Buyer acquires from the Seller in the United States are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act.

12.	The Buyer will: (a) segregate such Depositary Receipts from any other securities that the Buyer holds that are not restricted securities, (b) will not deposit the Depositary Receipts in an unrestricted depositary receipt facility, and (c) will only transfer the Depositary Receipts in accordance with paragraph 13 below. The Buyer acknowledges (for itself and for and any account for which it is acting) that no representation has been made as to the availability of any exemption under the Securities Act for the offer, resale, pledge or transfer of the Depositary Receipts.

13.	The Buyer acknowledges (for itself and for and any account for which it is acting) that: (a) it cannot rely on Rule 144A under the Securities Act to reoffer, resell, pledge or otherwise transfer the Depositary Receipts, and (b) so long as the Depositary Receipts are “restricted securities,” the Depositary Receipts may not be reoffered, resold, pledged or otherwise transferred except: (i) to the Company; (ii) outside the United States in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the Securities Act; (iii) inside the United States to a person whom the Buyer reasonably believes is a QIB that is purchasing such Depositary Receipts for its own account or for the account of a QIB (it being understood that all offers or solicitations in connection with such a transfer must be limited to QIBs and must not involve any general solicitation or general advertising); (iv) pursuant to Rule 144 under the Securities Act (if available); (v) pursuant to another available exemption, if any, from registration under the Securities Act; or (vi) pursuant to an effective registration statement under the Securities Act, and that, in each case, such offer, sale, pledge or transfer must be made in accordance with all applicable securities laws of each state of the United States and the securities laws of any other relevant jurisdiction, as then in effect.

14.	The Depositary Receipts have not been offered to it by any form of “general solicitation” or “general advertising” (within the meaning of Regulation D under the Securities Act) or by any form of “directed selling efforts” (within the meaning of Regulation S under the Securities Act) and the Buyer’s purchase of such Depositary Receipts is not part of a plan or scheme of the Buyer to evade the registration requirements of the Securities Act.

15.	The Buyer acknowledges (for itself and for and any account for which it is acting) that: (a) no offering or disclosure documents or information have been or will be prepared by the Seller or any of its Affiliates, or any other person, in connection with the sale of the Depositary Receipts; and (b) the Depositary Receipts are only being sold to the Buyer on an exceptional and limited basis on the basis that the Buyer is an experienced and sophisticated institutional QIB. The Buyer accepts the increased potential risks inherent in investing in the Depositary Receipts, due to the speed to market, no disclosure or offering document being prepared for the transaction and no access to the Company.

16.	The Buyer acknowledges that (a) the A Depositary Receipts are receipts in respect of Class A Shares which are of the same class as securities admitted to listing on the Exchange and that the Company is therefore required to publish the Public Information, and that the Buyer has had access to such information without undue difficulty and has made such investigation with respect to the Company and the Depositary Receipts, as it deems necessary to make its investment decision; (b) the Buyer has made its own assessment and has satisfied itself concerning the tax, legal, regulatory and financial considerations relevant to its investment in the Depositary Receipts; (c) the Buyer has had a full opportunity to ask questions of and receive answers from the Seller or any person or persons acting on behalf of the Seller concerning the terms and conditions of an investment in the Depositary Receipts; (d) the Buyer has made its investment decision based upon Public Information and its own review, judgment and analysis and not upon any view expressed or information provided by or on behalf of the Seller or any of its Affiliates; (e) the Buyer has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Depositary Receipts from the Seller; (f) the Buyer has not relied and will not rely on the Seller, any of its Affiliates, or any of its control persons, officers, directors or employees in connection with its analysis or decision to purchase Depositary Receipts (including on any statement, representation or warranty made by any such person, except for, in respect of the Seller, the warranties given by the Seller expressly set forth in Schedule 3 of this Agreement (and, with respect to such warranties, subject to any limitations included in this Agreement)), or on any investigation that the Seller or any of its Affiliates, may have conducted with respect to the Company or the Depositary Receipts, (g) except for the warranties given by the Seller expressly set forth in Schedule 3 of this Agreement (and, with respect to such warranties, subject to any limitations included in this Agreement), none of the Seller, any of its Affiliates, or any of its control persons, officers, directors or employees, has made any representation, warranty or recommendation (written or oral), express or implied, with respect to the Company or the Depositary Receipts or the accuracy, adequacy or completeness of any publicly available information, including (without limitation) the Public Information, and neither the Seller nor any of its Affiliates, accepts or has any responsibility or liability for any of such information; and (h) neither the Seller nor any of its Affiliates have ultimate authority over any such information, including without limitation any control over its content or whether or how it was or is communicated.

17.	The Buyer acknowledges that it and its Affiliates are subject to applicable Anti-Bribery Laws and applicable Money Laundering Laws and, consistent with these applicable laws, has established and maintains adequate policies, procedures and internal controls reasonably designed to ensure compliance with applicable Anti-Bribery Laws and Anti-Money Laundering Laws.

18.	Neither the Buyer nor, to the knowledge of the Buyer, any director, officer, agent or employee of the Buyer is, (a) a person currently the subject of any Sanctions, or (b) located, organised or resident in Crimea, Cuba, Iran, North Korea or Syria (each being a country or territory that is the subject of Sanctions).

This Agreement is executed by each of the parties on the date first stated above

SIGNATORIES

SIGNED by Teddy Lo Seen Chong, duly authorised for and on behalf of GS WYVERN HOLDINGS LIMITED	/s/ Teddy Lo Seen Chong
(sign here)

Director
(title of authorised signatory)

[Signature Page to Agreement for the Sale and Purchase of Depositary Receipts]

SIGNED by Bill Rogers and Bruce Hogg, duly authorised for and on behalf of CANADA PENSION PLAN INVESTMENT BOARD	/s/ Bill Rogers
(sign here)

Managing Director
(title of authorised signatory)

/s/ Bruce Hogg
(sign here)

Managing Director
(title of authorised signatory)

[Signature Page to Agreement for the Sale and Purchase of Depositary Receipts]